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                                                                   EXHIBIT 10.9

                             CONSULTING AGREEMENT

     This Consulting Agreement (the "Agreement") is entered into as of 1-1-98 by and between Empress Casino Joliet Corporation, an Illinois corporation (the "Company"), and William J. Sabo ("Consultant").

                                 RECITALS:

     The Company desires to engage Consultant to provide certain consulting services to the Company, and Consultant desires to provide such services to the Company, all on the terms and conditions set forth in this Agreement.

                                 AGREEMENTS:

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties agree as follows:

1.  Consulting Services.

          a. On the terms and conditions hereinafter set forth, the Company hereby retains Consultant to render consulting services and Consultant accepts such consulting arrangement. In his capacity as a consultant, Consultant shall be an independent contractor of the Company and shall not be an employee.

          b. The term of Consultant's engagement as a consultant shall be for a period of two (2) years beginning on the date hereof (the "Consulting Term").

          c. The general scope of Consultant's obligations hereunder shall be to serve in a consulting capacity for the Company and to perform such other duties in accordance therewith as the Company may reasonably request, at such times and places as may be agreed by the parties. Consultant shall report to, and be subject to the direction of, the Company's Chief Executive Officer and Board of Directors.

          d. Consultant shall devote such time, attention and energy as may be necessary to respond to reasonable and proper requests by the Company for services hereunder.

          e. During the Consulting Term, Consultant shall use his best efforts to advance the business and welfare of the Company, and to discharge any other duties assigned to him. He shall not intentionally take any action against the best interests of the Company.

2. Consulting Fee. The Company agrees to pay or cause to be paid to Consultant for all services hereunder during the Consulting Term an annual consulting fee of Seventy-Five Thousand Dollars ($75,000), payable in equal bi-monthly installments during the Consulting Term in accordance with the Company's customery payroll practices. The Company agrees to reimburse Consultant in accordance with the Company's policies for all reasonable business expenses, including travel expenses, incurred by him in rendering consulting services hereunder, upon receipt of appropriate supporting documentation. The Company also shall provide Consultant with health insurance, at the Company's expense, comparable to such insurance
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provided to the Company's executive employees generally, during the Consulting
Term. The Company shall also reimburse the Consultant during the term of this Agreement for the use of an automobile including any maintenance, repair and insurance expenses. Any expenses hereunder that would be shared expenses between the Company and Empress Casino Hammond Corporation may be allocated between the companies at the end of the calendar year.

3. Termination. Consultant's engagement as a consultant hereunder may be terminated by the Company prior to the end of the Consulting Term only as follows:

          a.  upon the death of Consultant;

          b. if Consultant for any reason becomes unable to carry out all or substantially all of his duties and remains so incapacitated for a period of 60 days in any 90-day period; or

          c. for "cause", which shall be defined as (i) the commission of a felony or of a crime involving moral turpitude, (ii) the material breach of his obligation to provide consulting services hereunder which is not corrected within a ten (10) day period following his receipt of written notice from the Company specifying the nature of the breach, or (iii) the commission of a willful act resulting in harm to the Company's business, reputation or prospects.

In the event Consultant's engagement as a consultant is terminated pursuant to this Section 3 prior to the end of the Consulting Term, the Company shall have no further obligation to pay Consultant; provided that in the case of Consultant's death, the Company shall continue payment of the consulting fee to Consultant's estate for the remainder of the Consulting Term.

4. Covenants. Consultant covenants and agrees with each of the Corporations as follows:

     a. Non-Competition; Non-Solicitation. During the term of this Agreement and continuing for a period of one (1) year thereafter (the "Restricted Period"), Consultant shall not, directly or indirectly:

          i. engage or participate, directly or indirectly, anywhere within a 200 mile radius of each of Hammond, Indiana and Joliet, Illinois (the "Territory"), as an owner, partner, shareholder, consultant, director, officer, employee, agent or otherwise, in any business which owns, operates, manages or provides consulting services to a casino; or

          ii. take any actions which are calculated to persuade any employee, vendor or supplier of the Company to terminate or modify in any adverse manner their association with the Company.

Consultant recognizes and agrees that the territorial, time and scope limitations set forth in this Section 4(a) are reasonable and are required for the protection of the Company and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and the Consultant agree to the reduction of either or any of said territorial, time or scope limitations to such an area, period or scope as such court shall deem reasonable under the circumstances. The Company agrees that the ownership by Consultant of publicly traded securities of a corporation or other entity which owns, operates, manages or
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provides consulting services to a casino shall not be a violation of the provisions of this Section 4(a).

          iii. Confidentiality. Consultant will not use or disclose to any person, entity, association, firm or corporation any Confidential Information of the Company which came into his possession as a result of his relationship with the Company, except as necessary to perform his duties under this Agreement. The term "Confidential Information" means information and data not generally known outside the Company (unless as a result of Consultant's breach of any of the terms of this Agreement or the duties imposed by any then existing statute, regulation, ordinance or common law or the wrongful act of any third party about which Offeror knew or reasonably should have known) concerning the Company's business and technical information, and includes, without limitation, information relating to: (i) the identities of the Company's patrons and their needs, credit histories and other information; (ii) suppliers' and vendors' costs, products, services, discounts, margins, contact personnel and other information; and (iii) the Company's trade secrets, margins, discounts, financial and marketing information, personnel and compensation information and business plans. Consultant understands that this Section 4(b) applies to computerized as well as written information and to other information, whether or not in written form.

5.  General Terms.

          a. Consultant agrees that he will not delegate his duties as a consultant hereunder without the prior written consent of the Company. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives.

          b. This instrument contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior understandings and agreements of the parties with respect to the subject matter hereof.

          c. This Agreement may be executed in any number of counterparts, including facsimile counterparts, each of which shall be deemed an original.

          d. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed therein.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    EMPRESS CASINO JOLIET CORPORATION


____________________________________  By:  ______________________________
WILLIAM J. SABO                            Peter A. Ferro, Jr.,
                                           Chief Executive Officer